Exhibit 99.1

Liquidity Services Adds Beatriz Infante to Board of Directors

Silicon Valley veteran to join board of D.C.-based company

WASHINGTON, D.C., May 12, 2014— Liquidity Services, Inc. (NASDAQ:LQDT), a global solutions provider in the reverse supply chain with the leading online marketplace for business surplus, today announced that Beatriz Infante, CEO of BusinessExcelleration and a Partner in Tandem Capital, was appointed to the company’s board of directors, returning the board size to seven directors.

“We are delighted to have Beatriz join our board,” said Bill Angrick, Chairman and CEO of Liquidity Services. “Her experience as a top executive and strategist within the software, cloud computing, and communications sectors will bring us a valuable perspective as we continue to invest in our product roadmap and develop new services and capabilities to transform the $150 billion reverse supply chain market. Beatriz’s experience and passion for developing high growth, technology-enabled businesses will be beneficial to Liquidity Services as we expand our solution in the U.S. and abroad.”

Ms. Infante’s career spans 30 years in CEO and leadership positions in multiple, high-growth business areas. Since January 2010, she has served as a Director of Sonus Networks and as a Director of Emulex since May 2012. As CEO and a Director of ENXSuite Corporation from May 2010, she led its successful acquisition by Infor in October 2011. Ms. Infante also served as CEO and a Director of VoiceObjects, Inc. from March 2006 and led its successful acquisition by Voxeo in December 2008. Ms. Infante was also CEO and President of Aspect Communications Corporation, a market leader in communications solutions, from April 2000 until October 2003, and was additionally named Chairman in February 2001. She has previously held various executive roles at Oracle.

Ms. Infante holds a B.S.E degree in Electrical Engineering and Computer Science from Princeton University and has served on the advisory board for the Princeton School of Engineering and Applied Science for 20 years. She also holds a M.S. degree in Engineering Science from California Institute of Technology. Ms. Infante is a 2012 and 2013 National Association of Corporate Directors (NACD) Board Leadership Fellow, demonstrating her commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies, and buying customers the world’s most transparent, innovative, and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $4.7 billion of surplus assets in over 500 product categories, including consumer goods, capital assets, and industrial equipment. The company is based in Washington, D.C. and has more than 1,300 employees. Additional information can be found at: http://www.liquidityservices.com.

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Media Contact:

Sultana F. Ali, APR

202-467-5723

Sultana.Ali@liquidityservices.com